Subsidiaries of AGL Resources Inc. *

     Following is a listing of the first tier subsidiaries and their related second tier subsidiaries:


     Name of Subsidiary                         Jurisdiction of incorporation

     AGL Energy Services, Inc.                           Georgia
         Georgia Gas Company                             Georgia

     AGL Interstate Pipeline Company                     Georgia

     AGL Investments, Inc.                               Georgia
         AGL Gas Marketing, Inc.                         Georgia
         AGL Power Services, Inc.                        Georgia
         AGL Propane, Inc.                               Georgia
         Trustees Investments, Inc.                      Georgia
         Utilipro, Inc.                                  Georgia

     AGL Peaking Services, Inc.                          Georgia

     AGL Resources Service Company                       Georgia

     Atlanta Gas Light Company                           Georgia
         Chattanooga Gas Company                         Tennessee

     Atlanta Gas Light Services, Inc.                    Georgia





     * The names of certain subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.